EXHIBIT 10.2
EXECUTION VERSION
SHORT FORM DISTRIBUTION AGREEMENT
Dated as of December __, 2007 (the “Effective Date”)
The Parties:
Infogrames Entertainment SA, Atari Interactive Inc. and Atari Europe SAS (collectively, “Publisher”)
And:
Atari Inc., a Delaware corporation, having its registered office at 417 5th Avenue, New York 10016, United States of America (“Distributor”).
This binding short form distribution agreement (this “Short Form Distribution Agreement”) sets forth the principal terms and conditions agreed to by the parties under which, among other things, Distributor shall have the exclusive right to sell and distribute in the Territory (as such term is defined below) during any applicable Game Term (as such term is defined below) all interactive entertainment software games developed by or on behalf of the Publisher or its affiliates, the rights to which are owned by or licensed to the Publisher or its Affiliates, or to which the Publisher or its Affiliates acquire rights (collectively, the “Games”), and for which the parties shall have completed and executed a separate appendix in the form attached hereto as Exhibit A (each a “Game Details Appendix”), with each Game to be distributed during the applicable Game Term specified in the applicable Game Details Appendix. The parties shall enter into good faith negotiations and enter into a long form distribution agreement on or before January 18, 2008 encompassing the terms set forth in this Short Form Distribution Agreement and such other business and legal terms and conditions (including, without limitation, customary mutual representations, warranties, indemnities, limitations of liability and confidentiality obligations.) upon which the parties hereto may mutually agree (such long form distribution agreement being referred to herein as the “Long Form Distribution Agreement”). In connection therewith: (a) on or before December 12, 2007, Publisher shall provide Distributor with the first draft of the Long Form Distribution Agreement; and (b) on or before December 19, 2007, Distributor shall provide Publisher with the second draft of the Long Form Distribution Agreement that contains Distributor’s revisions thereto.
Subject to the foregoing, it is our intention that the Long Form Distribution Agreement would contain the following principal terms:
1.	Replacement of Prior Distribution Agreements:

With respect to all Games commercially released before the Effective Date, the following two (2) distribution agreements (collectively, with any all amendments and addenda thereto, the “Prior Distribution Agreements”) shall remain in full force and effect: (a) Distribution Agreement between Publisher and Distributor dated December 16, 1999 and (b) Distribution Agreement between Publisher and Distributor dated October 2, 2000. With respect to all Games commercially released on or after the Effective Date, this Short Form Distribution Agreement supersedes, replaces and terminates the Prior Distribution Agreements. A symmetrical long form distribution agreement, with the same terms and conditions as those in this Short Form Distribution Agreement (with the exception of Section 9), where Atari Inc. is the Publisher and where Infogrames Entertainment SA, Atari Interactive Inc. and Atari Europe SAS collectively are the Distributor shall also be negotiated in good faith between the parties during the same period.

2.	Grant of Rights:

Exclusivity: During the Term of Exclusivity (as hereinafter defined in Section 4), Distributor shall have the exclusive right to contract with Publisher for the Distribution Rights (as such term is defined below) in the Territory for all Games that are released in the Packaged Media Format during the Term of Exclusivity. With respect to any Game for which Distributor fails to respond to Publisher within ten (10) days following receipt of information relating thereto or for which, following negotiations with respect to a Game Details Appendix as provided herein, the Publisher and Distributor do not enter into a Game Details Appendix, Publisher shall be free to negotiate with any third party(ies) other than Affiliates (as hereinafter defined) regarding the distribution of such Game in the Physical Media Format and/or Digital Download Format in the Territory. Publisher shall not accept any offer from any such third party(ies) without first giving Distributor ten (10) days following receipt by the Distributor of all information that Publisher provided to such third party(ies) with respect to the Game and such offer in order to match such offer. If Distributor fails to respond or does not agree to match such offer within such ten (10) day period, Publisher is then free to enter into an agreement with such third party(ies) on the terms of such offer. If Distributor exercises its right to match such offer, then Publisher and Distributor shall promptly execute a Game Details Appendix that contains the terms and conditions of such offer. If neither Distributor nor such third party(ies) agree to the terms and conditions of such offer, the matching rights set forth in this paragraph will continue in full force and effect upon the terms contained herein with respect to any other offer that Publisher receives for such Game regardless of whether such offer is from such third party or another third party. As used in this Short Form Distribution Agreement, an “Affiliate” of any person means any other person controlling, under common control with, or controlled by the referenced person. An person shall be deemed to control another person if such person owns, directly or indirectly, thirty-three percent (33%) or more of the voting stock of the second person (provided that such percentage shall be 50% or more for purposes of the first paragraph of this Short Form Distribution Agreement), has the right to elect or nominate a majority of the board of directors or other governing body of such person, or otherwise has the power, whether by contract or otherwise, to control or direct the policies or management of such person.

Distribution Rights. Publisher grants Distributor the exclusive right to distribute and sell the Games for which the parties enter into a Game Details Appendix (the “Selected Games”) during the Term in the Territory in the Packaged Media Format (as hereinafter defined) and in the Digital Download Format (provided such digital rights were granted to Publisher for the Territory) (the “Distribution Rights”). The foregoing Distribution Rights regarding the Digital Download Format shall automatically revert to Publisher if: (a) during the first year of the Term of Exclusivity, the gross revenues that Distributor receives from its exploitation of such rights is less than X percent (X%) (such percentage to be defined in the Long Form Distribution Agreement) of Distributor’s total gross revenues during such period; or (b) during any year thereafter, the gross revenues that Distributor receives from its exploitation of such rights is less than Y percent (Y%) (such percentage to be defined in the Long Form Distribution Agreement) of Distributor’s total gross revenues during such period. As used in this term sheet: “Packaged Media Format” shall mean the distribution of Games via a physical, packaged media in general use during the Term for the storage and distribution to end users of interactive software games for a Platform (as defined in the applicable Game Details Appendix); and “Digital Download Format” shall mean the distribution of any Game via a digital download of the Packaged Media Format thereof only. All other rights which are not expressly granted to Distributor for example, inter alia, subscription sales and management, community management, virtual property sales and management, virtual and physical game card sales, are excluded from this Short Form Distribution Agreement and are exclusively reserved for Publisher.

MMOGs, Casual Games and Online Games. Notwithstanding any other provisions of this Short Form Distribution Agreement, with respect to any MMOG, Casual Game or Online Game (each, as hereinafter defined) that Publisher makes available in the Packaged Media Format and subject to Publisher and Distributor entering into a Game Details Appendix with respect thereto, Distributor shall have the exclusive right to distribute and sell such MMOG, Casual Game or Online Game in the Packaged Media Format and Digital Download Format.

As used in this Short Form Distribution Agreement:
•	“MMOG” shall mean any Game that is accessible primarily via the Internet (with or without the use of video game discs) or other network through personal computers and/or other electronic hardware platforms and in which (a) the Game is playable simultaneously by more than one hundred (100) users, and (b) the users are able to interact with other users (e.g., via in-game avatars) in a Persistent manner. As used herein, “Persistent” shall mean that one or more aspects of the state of the Game setting (e.g., the characters, world and/or universe) is maintained and developed continually in a manner that allows the user experience to continually evolve over time.

•	“Casual Game” shall mean any Game (a) whose primary play pattern provides users with activities involving very low degree of skill (mental or physical); (b) that is targeted at the mass market with very simple rules making them easy to learn and play; (c) that requires no long term commitment or special skills; and (d) that has a simplistic play pattern and often is playable using a one-button mouse or cellphone keypad. Casual Games usually utilize one or both of the following (2) two business models: (i) downloadable games, primarily available on PC, with limited trials, i.e., try before you buy, for a relatively low price and/or (ii) free on-line or free to download and try (but may generate revenue through in-game advertising).

•	“Online Game” shall mean any Game that is played through an Internet browser.
For purposes of clarification: (x) Distributor shall not have the foregoing right to distribute and/or sell any MMOG, Casual Game or Online Game that Publisher does not make available in the Packaged Media Format; and (y) Publisher shall have the exclusive online exploitation right to MMOGs, Casual Games and Online Games.

Marketing Rights. Publisher grants Distributor the non-transferable right to market, advertise and promote the Packaged Media Format version and the Digital Download Format version of each Selected Game in the Territory during the applicable Game Term (excluding the any sell-off period). Subject to the terms and conditions of this Short Form Distribution Agreement, Publisher hereby grants to Distributor, under Publisher’s trademark rights, a non-transferable, non-exclusive, license to display and reproduce the Infogrames trademark (and any other trademarks owned or controlled by the Publisher and its Affiliates and agreed to by the Publisher and the Distributor in the Long Form Distribution Agreement) to market, advertise and promote the Packaged Media Format version and the Digital Download Format version of each Selected Game in the Territory during the applicable Game Term (excluding the any sell-off period set forth in the applicable Game Details Appendix) subject to Publisher’s approval thereof, which approval shall not be unreasonably withheld.

Sublicensing; Subcontracting. The sublicensing and/or subcontracting by Distributor of any rights relating to each Game shall be expressly subject to the prior written approval of Publisher; such approval may not be unreasonably withheld.

Rights Not Granted. Any and all rights which are not expressly granted to Distributor pursuant to this Short Form Distribution Agreement are deemed to be reserved by Publisher.

3.	Territory: The “Territory” is the United States of America, Canada and Mexico; provided, however, if the Net Receipts that Publisher actually receives from Distributor’s exploitation of the Distribution Rights for the Selected Games in Mexico during a given year of the Term of Exclusivity is less than the target therefor agreed upon by the parties, the Distribution Rights in Mexico automatically shall revert to Publisher at the end of the relevant year of the Term of Exclusivity, subject to the rights under any existing Game Details Appendix. The parties promptly shall meet after the execution of this Short Form Distribution Agreement and discuss in good faith and agree before December 19, 2007 on such “target” for the first year of the Term of Exclusivity. With respect to each year of the Term of Exclusivity after the first year, the parties shall agree on the applicable “target” on or before the date that if thirty (30) days before the commencement of such year.

4.	Term of Exclusivity of this Short Form Distribution Agreement:

The “Term of Exclusivity” shall be the three (3) year period commencing on the Effective Date, unless earlier terminated in accordance with the terms thereof; provided, however, if the Net Receipts that Publisher actually receives from Distributor’s exploitation of the Distribution Rights for the Selected Games in the Territory during the first year of the Term of Exclusivity is less than eighty percent (80%) of the target therefor agreed upon by the parties, the Term of Exclusivity shall be reduced to two (2) years (provided that the quality of the Games and release dates will be comparable to the expected ones). The parties promptly shall meet after the execution of this Short Form Distribution Agreement and discuss in good faith and agree before December 19, 2007 on such “target” for the first year of the Term of Exclusivity. For the avoidance of doubt, any termination of the Term of Exclusivity shall not affect the duration of the Game Term for any Selected Games.

The Term of Exclusivity shall automatically extend for consecutive one (1) year periods on its anniversary date unless either party delivers to the other party a written notice of non-extension not less than one (1) year prior to the then scheduled expiration date of the term.

Game Terms:

The Game Term for each Game shall be provided in the applicable Game Details Appendix on a game-by-game basis.

5.	Game Detail Appendix: Publisher shall notify Distributor when Publisher has acquired the rights to a Game or establishes a plan to develop a new Game or an updated version or expansion of an existing Game. Such notice shall include a description of the Game, the expected development schedule (including, without limitation, the estimated delivery date of the gold master(s) and the estimated initial commercial release date thereof). Within thirty (30) days following receipt of this information, Distributor shall provide Publisher with a unit sales plan (“Unit Sales Plan”) setting forth sales projections for each Platform for which such Game is being developed, which unit sales plan(s) shall be agreed to and approved in writing by Publisher. The parties shall execute, on a Game by Game basis, the Game Details Appendix for each Selected Game. Publisher shall notify Distributor of any potential material delay in the delivery of the gold master of any Selected Game and, if such a delay is expected to exceed three

(3) months (or thirty (30) days for any Selected Game that Distributor is going to commercially release in Q4 of any calendar year), the parties shall, in good faith, renegotiate the Unit Sales Plan and the marketing plan therefor. Such Unit Sales Plan and marketing plan could also be renegotiated in case the quality of any Selected Game is lower than the expected quality as defined in the corresponding Game Detail Appendix.

The Game Details Appendix for each Selected Game shall, among other things, include the following commitments on the part of Distributor:

Initial Order: The number of units of such Game, allocated by Platform, to be manufactured by (or on behalf of) Distributor as well as the estimated initial commercial release date therefor in the Territory.

Minimum Guarantee: The minimum number of such units, allocated by Platform, inclusive of the Initial Order, that Distributor shall be obligated to manufacture (or have manufactured) and pay Publisher a royalty in connection therewith during the applicable Game Term.

Royalty: The parties shall agree on a Royalty on a Game-by-Game basis in the corresponding Game Details Appendix that will either be: (a) a flat per-unit fee per manufactured unit or (b) a percentage of the corresponding Net Receipts (as hereinafter defined), less only the Distribution Fee (as hereinafter defined) and COGs. As used herein, (x) “Net Receipts” shall mean all gross receipts from the sale of the Game less only Chargebacks (as hereinafter defined), plus net licensing receipts; (y) “Distribution Fee” shall mean the fee paid to Distributor for distributing the Selected Game which shall be equal to thirty percent (30%) of the Net Receipts; and (z) “Chargebacks” shall mean price protections, returns, co-op, MDF and other customary deductions and discounts granted to customers in connection with the distribution of any Game. Chargebacks shall be capped, in the aggregate, at twenty-five percent (25%) of the gross receipts.

Marketing Commitment: With respect to each Selected Game, the Games Detail Appendix shall specify the minimum amount required to be invested by Distributor for marketing and promoting such Selected Game (the “Marketing Commitment”). Each Marketing Commitment shall be in line with the projections set forth in applicable Unit Sales Plan, provided, that with respect to any Selected Game where the Publisher has commitments to third parties with respect to minimum marketing expenditures, such Marketing Commitment shall comply with such minimum marketing expenditures. All marketing costs are included in the Distribution Fee and shall be solely borne by Distributor.

6.	Payment Terms:

Payments to Publisher: The corresponding Royalty for the Initial Order for any Selected Game shall be paid by Distributor to Publisher as follows: (a) with respect to any SKU of a Selected Game that is on a proprietary platform (i.e., any platform for which the platform owner (e.g., Sony, Microsoft, Nintendo) must approve and manufacture (or control manufacturing of) the Selected Game), Distributor shall make such payment no later than thirty (30) calendar days following the date on which such platform owner approves the gold master of such Selected Game; and (b) with respect to all other SKUs of any Selected Games, thirty (30) days following the delivery of the gold master(s) therefor. Before manufacturing (or having manufactured) any additional units thereof, Distributor shall pay the applicable Royalty to Publisher with respect to such additional units.

Accounting Statements. Distributor will provide Publisher no later than thirty (30) calendar days following the end of each month, an accurate and detailed accounting statement in a format to be determined by Publisher in its reasonable discretion relating to the sale of all Selected Games in the Territory.

Audit Rights. During the Term, and for a period of thirty-six (36) months thereafter, Publisher may itself or through any independent U.S. accounting firm upon reasonable advance written notice of at least ten (10) days to Distributor, audit the records relevant to the subject matter of this Short Form Distribution Agreement during normal business hours and in such a manner as not unreasonably interfere with the normal business activities of Distributor. Such auditor shall be independent of the Publisher and its affiliates and shall be engaged on a flat fee basis with respect to such audit. All corresponding audit costs shall be at Publisher’s expense unless such audit reveals at least a five percent (5%) shortfall in amounts owing to Publisher, in which case, Distributor shall reimburse Publisher for the costs of such audit.

7.	Publisher’s Obligations:

Minimum Products. Publisher shall use commercially reasonable efforts to make available to Distributor at least 20 SKUs (including all SKUs of the “Humongous Games”) per year of the Term of Exclusivity for distribution in the Territory by Distributor in accordance with the provisions of this Short Form Distribution Agreement. In particular, Publisher shall use commercially reasonable efforts to make available the SKUs set forth on Exhibit B, being agreed that this list is only tentative, non-binding and may be modified.

8.	Distributor’s and Publisher’s Obligations:

Orders. Distributor shall place and manage orders with platform manufacturers in accordance with applicable Game Details Appendix and shall make appropriate payments to such platform manufacturers.

Customer Support by Distributor: Distributor shall provide customer support to all sub-distributors, retailers and end-user customers in the Territory up to the generally accepted industry-standard level support in the entertainment software industry in the Territory. The Publisher shall provide second-level customer support in the Territory up to the generally accepted industry-standard level support in the entertainment software industry in the Territory.

Marketing Obligations: For each Selected Game, the parties shall agree upon a marketing plan that shall be in line with the projections set forth in applicable Unit Sales Plan.

Distribution Obligations. To be supplemented in the Long Form Distribution Agreement and notably:
(a)	When manufacturing (or having manufactured) finished goods units, Distributor warrants that it shall commence distribution for each such Game at the same time as Publisher or no later than two (2) months after receipt of the Gold Master for such Game, if no distribution of the Game is undertaken by Publisher in the rest of the world.

(b)	Distributor shall spend, at a minimum, the Marketing Commitment and is not entitled to any repayment of any and all marketing costs.
9.	Online Rights: For the avoidance of doubt, Distributor will have the exclusive right to distribute and sell in the Territory during the applicable Game Terms the Selected Games in the Digital Download Format for which the parties entered into a Game Details Appendix (provided such digital rights were granted to Publisher for the Territory). Notwithstanding the foregoing,

Publisher shall have the exclusive right to distribute in the Digital Download Format in the Territory all Games other than those Selected Games for which Publisher granted Distributor such digital distribution right. In connection with Publisher’s distribution of such Games in the Digital Download Format, Distributor hereby grants Publisher a trademark license to use Publisher’s trademarks in connection therewith and Publisher shall pay Distributor a royalty equal to eight percent (8%) of the Online Net Revenues that Publisher receives from the distribution of such Games in the Territory via the Online Platform. The Long Form Distribution Agreement shall include a minimum guarantee relating to the amount of royalties that Publisher shall pay Distributor for the foregoing trademark license. As used herein, “Online Net Revenues” shall mean gross receipts, less duties, taxes, commissions, chargebacks, MDF and returns.

Atari.com Internet Site: Notwithstanding the terms and conditions of that certain Trademark License Agreement dated September 4, 2003 entered into by and between Infogrames Entertainment SA, Atari Interactive Inc. and Atari Inc., the parties hereby agree that, commencing as of February 1, 2008, Publisher shall have the sole and exclusive right to operate the Atari.com Internet site. Publisher shall place a link from the Atari.com Internet site to Distributor’s Internet site where the Selected Games are distributed in the Digital Download Format. On or before December 19, 2007, the parties shall negotiate and enter into a separate agreement that shall, among other things, define the terms and conditions of the transfer and management and operating responsibilities of the Atari.com Internet site.

10.	Intellectual Property Rights: Publisher does not grant to Distributor, any right, title or interest in or to: the Games; any trademarks of Publisher; and/or any modifications, enhancements and/or derivative works of any Game or any Intellectual Property Rights embodied therein and related thereto.

11.	Expiration/Termination of the Short Form Distribution Agreement: Publisher may terminate this Short Form Distribution Agreement: (i) in the event that the Distributor materially breaches this Short Form Distribution Agreement and such breach continues for a period of thirty (30) days following notice of such breach from the Publisher; (ii) the Distributor files a voluntary bankruptcy case or becomes the subject of an involuntary bankruptcy case and such case is not dismissed within 90 days; (iii) the Distributor files, has filed or otherwise seeks an assignment for the benefit of its creditors; and/or (iv) the Distributor files, has filed or otherwise seeks the appointment of a receivership for its assets. Distributor may terminate this Short Form Distribution Agreement (i) in the event that the Distributor materially breaches this Short Form Distribution Agreement and such breach continues for a period of thirty (30) days following notice of such breach from the Publisher. Each party may terminate any particular Game Details Appendix in the event that the other party materially breaches such Game Details Appendix and such breach continues for a period of thirty (30) days following notice of such breach from the other party. In the Long Form Distribution Agreement, Publisher shall have an additional right to terminate the Long Form Distribution Agreement for multiple breaches of the Game Details Appendices by Distributor – the details of this termination right shall be determined by the parties pursuant to good faith negotiations.

12.	Assignment: Publisher may assign this Short Form Distribution Agreement and/or any of its obligations and/or its rights under the same, in whole or in part, to any person. Except as expressly authorized thereunder, Distributor may not assign its obligations and/or rights under this Short Form Distribution Agreement to any person whatsoever and any such purported assignment or other disposition by Distributor shall be null and void. Distributor may sublicense its rights to any affiliate that is controlled directly or indirectly by Distributor or its corporate parent, Publisher.

13.	Time is of the Essence/Computation of Time Periods: Time shall be of the essence for the purpose of the performance by the parties hereto under this Short Form Distribution Agreement.

14.	Governing Law: This Short Form Distribution Agreement will be governed by and interpreted in accordance with the laws of New York. The parties hereby agree that any action arising out of this Agreement will be brought solely under the relevant courts located in New York, New York and irrevocably submit to the exclusive jurisdiction of any such court and waive any objection that either party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agree not to plead or claim the same.
[The Next Page Is The Signature Page]

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

Infogrames Entertainment SA		Atari Inc.

By:	/s/ Patrick Leleu	By:	/s/ Curtis G. Solsvig
	(Signature)		(Signature)

Name:	Patrick Leleu	Name:	Curtis Solsvig
	(Print)		(Print)

Title:	Chairman and CEO	Title:	Chief Restructuring Officer
	(Print)		(Print)

Atari Europe SAS		Atari Interactive Inc.

By:	/s/ Patrick Leleu	By:	/s/ Hastefort
	(Signature)		(Signature)

Name:	Patrick Leleu	Name:	Hastefort
	(Print)		(Print)

Title:	Representing Infogrames	Title:	CEO
	(Print)		(Print)

EXHIBIT A
FORM OF GAME DETAILS APPENDIX

APPENDIX NO. [     ]
TO EXHIBIT A
GAME: “                    ”
     This Appendix No. [___] to Exhibit A (“Appendix”) is made and entered into as of [Distribution Pick-up Date (as defined in the Agreement] by and between [•] (“Publisher”) and [•] (“Distributor”) pursuant to that certain Short Form Distribution Agreement by and between Publisher and Distributor dated as of [                    ], 2007 (the “Agreement”). All capitalized terms not defined herein shall have the meaning given them in the Short Form Distribution Agreement.
     The parties hereby acknowledge, agree and confirm that as of Effective Date of this Appendix, the interactive entertainment software product(s) listed below are Game(s) subject to the terms and conditions of the Agreement.

1. Game(s)	[ ].

2. Platform(s)	[ ].

3. Manufacturer(s)	[SCEA, Microsoft and/or Nintendo; replicator(s) for PC CD-ROM/DVD-ROM version(s)

4. Anticipated Gold Master Delivery Date	[Date for each Platform version].

5. Expected Quality of the Game	[ ].

6. Language(s)	[ ].

7. Game Term	From the Distribution Pick-Up Date for the Distributed Game referenced above to [ , 20___].

8. Initial Order	[ ]

9. Minimum Guarantee /MG Payment Schedule	[ ]

10. Royalty	[ ]

11. Marketing Commitment	X % of the projected Net Receipts for such Game as indicated in the Unit Sales Plan with a minimum of US$

12. Territory	The fifty (50) states of the United States of America, the District of Columbia and Puerto Rico, Mexico and Canada, and the respective territories, possessions and commonwealths of the United States of America, Mexico and Canada (including the U.S. Virgin Islands and Guam), Bermuda, any territory subject to the jurisdiction of an Indian tribe or band, or Alaskan village, which is recognized by U.S., Mexican or Canadian federal law or formally acknowledged by a state of the United States or Mexico or province of Canada, ships and aircraft registered in and/or flying the flag of the United States, Mexico or Canada marine installations including oil rigs serviced from any jurisdiction comprising part of the territory as described above, military installations wherever situated at which armed forces of the United States, Mexico or Canada are stationed, and any other governmental installations of the United States, Mexico or Canada wherever situated throughout the universe.